Product supplement no. 70-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated February 23, 2007 Rule 424(b)(2)

JPMorgan Chase & Co.
Return Enhanced Notes Linked to a Weighted Basket Consisting of up to Thirteen Components

General

  JPMorgan Chase & Co. may from time to time offer and sell return enhanced notes linked to a weighted Basket consisting of up to thirteen components, as described below. This product supplement no. 70-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to a weighted Basket consisting of one, some or all of the following components: Primary Aluminum (“Aluminum”); Copper Grade A (“Copper”); WTI Crude Oil (“Crude Oil”); Gold (“Gold”); the GSCI® Agriculture Excess Return Index (“GSCI® Agriculture”); the GSCI® Livestock Excess Return Index (“GSCI® Livestock”); Heating Oil (“Heating Oil”); Standard Lead (“Lead”); Natural Gas (“Natural Gas”); Primary Nickel (“Nickel”); RBOB Gasoline (“RBOB Gasoline”); Silver (“Silver”); and Special High Grade Zinc (“Zinc”) (each a “Basket Component” and, together, the “Basket Components”), as described below. In certain cases, only one Basket Component may compose the entire Basket.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-39.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in any of the Basket Components or futures contracts on, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the Basket Components.
  The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket Components and the weight of each Basket Component in the Basket are as follows:
Basket Component Aluminum Copper Crude Oil Gold GSCI®Agriculture GSCI®Livestock Heating Oil Lead Natural Gas Nickel RBOB Gasoline Silver Zinc	Bloomberg Symbol LOAHDY LOCADY CL1 GOLDLNPM GSCAGER GSLVER HO2 LOPBDY NG1 LONIDY XB2 SLVRLN LOZSDY	Weight † † † † † † † † † † † † †

† The weight of each Basket Component in the Basket will be specified in the relevant terms supplement and will be fixed for the term of the notes. For example, the relevant terms supplement may specify that each Basket Component has an equal weight in the Basket, in which case each Basket Component makes up 1/13 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the thirteen Basket Components. The Basket may consist of fewer than all 13 Basket Components, in which case the weight of each Basket Component not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Component may compose the entire Basket. If there is only one Basket Component, that Basket Component will be weighted as 100% of the Basket.

Payment at Maturity (Notes with a Buffer):

For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable) and the buffer amount.

If the Ending Basket Level is greater than the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per $1,000 principal note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

Your principal is protected against a decline in the Basket up to the buffer amount. If the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Basket Return + buffer amount %) x downside leverage factor]

For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount.

Payment at Maturity (Notes without a Buffer):

For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or the Strike Level, if applicable).

If the Ending Basket Level is greater than the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor, subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your final payment per note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

If the Ending Basket Level is equal to the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level (or the Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable).

Other Terms:	In each case if applicable, the buffer amount, upside leverage factor and downside leverage factor will be specified in the relevant terms supplement.
Basket Return:	Unless otherwise specified in the relevant terms supplement: Ending Basket Level — Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level:

Unless otherwise specified in the relevant terms supplement, set to equal 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Component, the settlement price, fixing level or ending index level of that Basket Component on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.

Ending Basket Level:

The Basket Closing Level on the Observation Date or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Basket Closing Level:

Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:

100 x [1 + (Aluminum Return * Aluminum Weighting) + (Copper Return * Copper Weighting) + (Crude Oil Return * Crude Oil Weighting) + (Gold Return * Gold Weighting) + (GSCI® Agriculture Return * GSCI® Agriculture Weighting) + (GSCI® Livestock Return * GSCI® Livestock Weighting) + (Heating Oil * Heating Oil Weighting) + (Lead Return * Lead Weighting) + (Natural Gas Return * Natural Gas Weighting) + (Nickel Return * Nickel Weighting) + (RBOB Gasoline Return * RBOB Gasoline Weighting) + (Silver Return * Silver Weighting) + (Zinc Return * Zinc Weighting)]

Unless otherwise specified in the relevant terms supplement, on any trading day, each of the Aluminum Return, the Copper Return, the Lead Return, Nickel Return and the Zinc Return is the performance of the respective Basket Component, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per metric ton quoted by the London Metal Exchange (the “LME”) for the relevant Basket Component on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price per metric ton quoted by the LME for the relevant Basket Component on such trading day.

Unless otherwise specified in the relevant terms supplement, on any trading day, each of the Crude Oil Return, Heating Oil Return, Natural Gas Return, and RBOB Gasoline Return is the performance of the respective Basket Component, expressed as a percentage, from the official U.S. dollar cash buyer settlement price (in the case of Crude Oil, per barrel of the first nearby WTI light sweet crude oil futures contract; in the case of Heating Oil, per gallon of the first nearby fungible No. 2 heating futures contract; in the case of Natural Gas, per million British thermal units of the first nearby Henry Hub natural gas futures contract; in the case of RBOB gasoline, per gallon of the first nearby non-oxygenated blendstock gasoline futures contract) quoted by the New York Mercantile Exchange (the “NYMEX”) on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price (per unit described above for the relevant Basket Component) quoted by the NYMEX for the relevant Basket Component on such trading day.

Unless otherwise specified in the relevant terms supplement, on any trading day, the Gold Return is the performance of Gold, expressed as a percentage, from the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the London Bullion Market Association (the “LBMA”) on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA on such trading day.

Unless otherwise specified in the relevant terms supplement, on any trading day, the Silver Return is the performance of Silver, expressed as a percentage, from the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on such trading day.

Unless otherwise specified in the relevant terms supplement, on any trading day, the GSCI® Agriculture Return and the GSCI® Livestock are the performance of the GSCI® Agriculture Excess Return Index (Bloomberg ticker GSCAGER) and the GSCI® Livestock Excess Return Index (Bloomberg ticker GSLVER), respectively, expressed as a percentage, from the relevant index starting level to the relevant index closing level on such trading day

The Aluminum Weighting, the Copper Weighting, the Crude Oil Weighting, the Gold Weighting, the GSCI® Agriculture Weighting, the GSCI® Livestock Weighting, the Heating Oil Weighting, the Lead Weighting, the Natural Gas Weighting, the Nickel Weighting, the RBOB Gasoline Weighting, the Silver Weighting, and the Zinc Weighting (each a “Component Weighting” and, collectively, the “Component Weightings”) are the respective weights of each of the Basket Components in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that Aluminum is weighted to compose 25% of the value of the Basket, the Aluminum Weighting is 25%.

For additional information, see “Description of Notes — Payment at Maturity.”

Strike Level:

The relevant terms supplement may specify a Basket level other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement may specify that a Strike Level, equal to 95% of the Starting Basket Level, shall be used to calculate the Basket Return.

Basket Valuation Date(s):

The Ending Basket Level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:

As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 70-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

February 23, 2007

       In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 70-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 70-I and with respect to JPMorgan Chase & Co. This product supplement no. 70-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 70-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

       The notes described in the relevant terms supplement and this product supplement no. 70-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 70-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

       In this product supplement no. 70-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 70-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 70-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 70-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 70-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 70-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 70-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 70-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 70-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

       The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 70-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Return Enhanced Notes Linked to a Basket Consisting of up to Thirteen Components.

General

       The Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a weighted Basket (the “Basket”) consisting of up to thirteen components (each a “Basket Component” and, together, the “Basket Components”), as described below. In certain cases, only one Basket Component may compose the entire Basket. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

       The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket calculated in accordance with the formula set forth below and whether the notes have a Strike Level and/or buffer.

       The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

       The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

       The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

       The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 70-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

       The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will also specify whether or not the notes have a buffer and the amount of any such buffer in the relevant terms supplement.

PS-1

       Notes With a Buffer

       For notes with a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable) and the buffer amount.

  If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

  Your principal is protected against a decline in the Basket up to the buffer amount. If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

  Your investment will be fully exposed to any decline in the Basket beyond the buffer amount. If the Ending Basket Level declines by more than the buffer amount, for every 1% decline of the Basket beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your final payment per $1,000 principal amount note will be calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 x (Basket Return + buffer amount %) x downside leverage factor]

       For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable) by more than the buffer amount.

       Notes Without a Buffer

       For notes without a buffer, the amount you will receive at maturity is based on the value of the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

  If the Ending Basket Level is greater than the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage which we will determine on the pricing date and which will be set forth in the applicable terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to the Maximum Total Return, even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return x upside leverage factor)

PS-2

  If the Ending Basket Level is equal to the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

  If the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level declines beyond the Starting Basket Level (or Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)

       For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or Strike Level, if applicable).

       Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to a percentage of the Starting Basket Level (the “Strike Level”). The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level (or Strike Level, if applicable)
Starting Basket Level (or Strike Level, if applicable)

        Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set to equal 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Component, the settlement price, fixing level or index closing level of that Basket Component on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.

       The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date or an arithmetic average of the Basket Closing Levels on each of the Averaging Dates or such other date or dates as specified in the relevant terms supplement.

       In each case if applicable, the “buffer amount,” “upside leverage factor” and “downside leverage factor” will be an amount set forth in the relevant terms supplement.

       Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” will be calculated as follows:

100 x [1 + (Aluminum Return * Aluminum Weighting) + (Copper Return * Copper
Weighting) + (Crude Oil Return * Crude Oil Weighting) + (Gold Return * Gold Weighting) +
(GSCI® Agriculture Return * GSCI® Agriculture Weighting) + (GSCI® Livestock Return *
GSCI® Livestock Weighting) + (Heating Oil * Heating Oil Weighting) + (Lead Return *
Lead Weighting) + (Natural Gas Return * Natural Gas Weighting) + (Nickel Return *
Nickel Weighting) + (RBOB Gasoline Return * RBOB Gasoline Weighting) + (Silver Return *
Silver Weighting) + (Zinc Return * Zinc Weighting)]

       Unless otherwise specified in the relevant terms supplement, on any trading day, each of the Aluminum Return, Copper Return, Lead Return, Nickel Return, and Zinc Return is the performance of the respective Basket Component, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per metric ton quoted by the London Metal Exchange (the “LME”) for the relevant Basket Component on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price per metric ton quoted by the LME for the relevant Basket Component on such trading day.

PS-3

       Unless otherwise specified in the relevant terms supplement, on any trading day, each of the Crude Oil Return, Heating Oil Return, Natural Gas Return, and RBOB Gasoline Return is the performance of the respective Basket Component, expressed as a percentage, from the official U.S. dollar cash buyer settlement price (in the case of Crude Oil, per barrel of the first nearby WTI light sweet crude oil futures contract; in the case of Heating Oil, per gallon of the first nearby fungible No. 2 heating futures contract; in the case of Natural Gas, per million British thermal units of the first nearby Henry Hub natural gas futures contract; in the case of RBOB gasoline, per gallon of the first nearby non-oxygenated blendstock gasoline futures contract) quoted by the New York Mercantile Exchange (the “NYMEX”) on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price (per unit described above for the relevant Basket Component) quoted by NYMEX for the relevant Basket Component on such trading day.

       Unless otherwise specified in the relevant terms supplement, on any trading day, the Gold Return is the performance of Gold, expressed as a percentage, from the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the London Bullion Market Association (the “LBMA”) on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA on such trading day.

       Unless otherwise specified in the relevant terms supplement, on any trading day, the Silver Return is the performance of Silver, expressed as a percentage, from the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on such trading day.

       Unless otherwise specified in the relevant terms supplement, on any trading day, the GSCI® Agriculture Return and the GSCI® Livestock are the performance of the respective Basket Components, expressed as a percentage, from the relevant index starting level to the relevant index closing level on such trading day.

       The Aluminum Weighting, the Copper Weighting, the Crude Oil Weighting, the Gold Weighting, the GSCI® Agriculture Weighting, the GSCI® Livestock Weighting, the Heating Oil Weighting, the Lead Weighting, the Natural Gas Weighting, the Nickel Weighting, the RBOB Gasoline Weighting, the Silver Weighting and the Zinc Weighting (each a “Component Weighting” and, collectively, the “Component Weightings”) are the respective weights of each of the Basket Components in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that Aluminum is weighted to compose 25% of the value of the Basket, the Aluminum Weighting is 25%.

       On any trading day, the “Aluminum Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Aluminum Return =	Aluminum Closing Level – Aluminum Starting Level Aluminum Starting Level

 where the “Aluminum Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of aluminum quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Aluminum Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Aluminum quoted by the LME, as reported by Bloomberg Financial Markets, on such trading day.

PS-4

       On any trading day, the “Copper Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Copper Return =	Copper Closing Level – Copper Starting Level Copper Starting Level

where the “Copper Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of copper quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Copper Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Copper quoted by the LME, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Crude Oil Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Crude Oil Return =	Crude Oil Closing Level – Crude Oil Starting Level
Crude Oil Starting Level

where the “Crude Oil Starting Level” is the official U.S. dollar cash buyer settlement price for one barrel of the first nearby WTI light sweet crude oil futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Crude Oil Closing Level” is the official U.S. dollar cash buyer settlement price for one barrel of the first nearby WTI light sweet crude oil futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Gold Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Gold Return =	Gold Closing Level – Gold Starting Level
Gold Starting Level

where the “Gold Starting Level” is the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Gold Closing Level” is the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “GSCI® Agriculture Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

GSCI® Agriculture Return =	GSCI® Agriculture Ending Level – GSCI® Agriculture Initial Level
GSCI® Agriculture Initial Level

where the “GSCI® Agriculture Initial Level” is the closing level of the GSCI® Agriculture Excess Return Index on the pricing date or such other date specified in the relevant terms supplement and the “GSCI® Agriculture Ending Level” is the closing level of the GSCI® Agriculture Excess Return Index on such trading day.

       On any trading day, the “GSCI® Livestock Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

GSCI® Livestock Return =	GSCI® Livestock Ending Level – GSCI® Livestock Initial Level
GSCI® Livestock Initial Level

PS-5

where the “GSCI® Livestock Initial Level” is the closing level of the GSCI® Livestock Excess Return Index on the pricing date or such other date specified in the relevant terms supplement and the “GSCI® Livestock Ending Level” is the closing level of the GSCI® Livestock Excess Return Index on such trading day.

       On any trading day, the “Heating Oil Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Heating Oil Return =	Heating Oil Closing Level – Heating Oil Starting Level
Heating Oil Starting Level

where the “Heating Oil Starting Level” is the official U.S. dollar cash buyer settlement price for one gallon of the first nearby fungible No. 2 heating oil futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Heating Oil Closing Level” is the official U.S. dollar cash buyer settlement price for one barrel of the first nearby fungible No. 2 heating oil futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Lead Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Lead Return =	Lead Closing Level – Lead Starting Level
Lead Starting Level

where the “Lead Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of lead quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Lead Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Lead quoted by the LME, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Natural Gas Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Natural Gas Return =	Natural Gas Closing Level – Natural Gas Starting Level
Natural Gas Starting Level

where the “Natural Gas Starting Level” is the official U.S. dollar cash buyer settlement price per one million British thermal units of the first nearby Henry Hub natural gas futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Natural Gas Closing Level” is the official U.S. dollar cash buyer settlement price per one million British thermal units of the first nearby Henry Hub natural gas futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Nickel Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Nickel Return =	Nickel Closing Level – Nickel Starting Level
Nickel Starting Level

where the “Nickel Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of Nickel quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Nickel Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Nickel quoted by the LME, as reported by Bloomberg Financial Markets, on such trading day.

PS-6

       On any trading day, the “RBOB Gasoline Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

RBOB Gasoline Return =	RBOB Gasoline Closing Level – RBOB Gasoline Starting Level
RBOB Gasoline Starting Level

where the “RBOB Gasoline Starting Level” is the official U.S. dollar cash buyer settlement price per gallon of the first nearby non-oxygenated blendstock gasoline futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “RBOB Gasoline Closing Level” is the official U.S. dollar cash buyer settlement price per gallon of the first nearby non-oxygenated blendstock gasoline futures contract quoted by the NYMEX, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Silver Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Silver Return =	Silver Closing Level – Silver Starting Level
Silver Starting Level

where the “Silver Starting Level” is the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Silver Closing Level” is the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on such trading day.

       On any trading day, the “Zinc Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Zinc Return =	Zinc Closing Level – Zinc Starting Level
Zinc Starting Level

where the “Zinc Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of zinc quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Zinc Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Zinc quoted by the LME, as reported by Bloomberg Financial Markets, on such trading day.

       In certain circumstances, the “starting level” and “closing level” of any Basket Component (except for the GSCI® Agriculture and the GSCI® Livestock) will be based on the alternate calculation of such Basket Component described under “The Basket—Discontinuation of Trading on the LME, the NYMEX or the LBMA in the Basket Components; Alteration of Method of Calculation.” In certain circumstances, the “initial level” and “ending level” of the GSCI® Agriculture and GSCI® Livestock will be based on the alternate calculation of such Basket Component described under “The Basket—The GSCI® Indices.”

       A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the LME, the NYMEX, or the LBMA with respect to the applicable Basket Component (except for the GSCI® Agriculture and the GSCI® Livestock). With respect to the GSCI® Agriculture and the GSCI® Livestock, a trading day is a day, as determined by the calculation agent, on which (i) the relevant index or any successor index is calculated and (ii) futures contracts constituting more than 80% of the value of the relevant index on such day are capable of being traded on their relevant exchanges during the one-half hour before the determination of the closing level of the relevant index.

PS-7

       The Basket Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Basket Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, shall any Basket Valuation Date be postponed more than ten business days following the date originally scheduled to be such Basket Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Basket Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Basket Closing Level for the Basket Valuation Date on such date in accordance with the formula for and method of calculating the Basket Closing Level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the settlement price, fixing level or closing level, as applicable (or, if trading in the relevant components has been materially suspended or materially limited, the calculation agent’s good faith estimate of the settlement price or fixing level, as applicable that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each Basket Component most recently included in the Basket and affected by such market disruption event.

       The maturity date will be set forth in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of the Notes — Market Disruption Events.”

       We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

       A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

       Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Basket Consisting of a Single Basket Component

       If the Basket consists of only one Basket Component, unless otherwise specified in the relevant terms supplement, all references to (1) the “Basket Return” will be deemed to refer to the “Aluminum Return,” the “Copper Return,” the “Crude Oil Return,” the “Gold Return,” the “GSCI® Agriculture Return,” the “GSCI® Livestock Return,” the “Heating Oil Return,” the “Lead Return,” the “Natural Gas Return,” the “Nickel Return,” the “RBOB Gasoline Return,” the “Silver Return” or the “Zinc Return,” as applicable, (2) the “Ending Basket Level” will be deemed to refer to the “Aluminum Closing Level,” the “Copper Closing Level,” the “Crude Oil Closing Level,” the “Gold Closing Level,” the “GSCI® Agriculture Ending Level,” the “GSCI® Livestock Ending Level,” the “Heating Oil Closing Level,” the “Lead Closing Level,” the “Natural Gas Closing Level,” the “Nickel Closing Level,” the “RBOB Gasoline Closing Level,” the “Silver Closing Level” or the “Zinc Closing Level,” as applicable, and (3) the “Starting Basket Level” will be deemed to refer to the “Aluminum Starting Level,” the “Copper Starting Level,” the “Crude Oil Starting Level,” the “Gold Starting Level,” the “GSCI® Agriculture Initial Level,” the “GSCI® Livestock Initial Level,” the “Heating Oil Starting Level,” the “Lead Starting Level,” the “Natural Gas Starting Level,” the “Nickel Starting Level,” the “RBOB Gasoline Starting Level,” the “Silver Starting Level” or the “Zinc Starting Level,” as applicable.

PS-8

RISK FACTORS

       Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Components or futures contracts on, or other instruments linked to, any of the Basket Components. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment.

       The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 70-I and the relevant terms supplement. For notes with a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable) by more than the buffer amount. For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level (or the Strike Level, if applicable). The relevant terms supplement will specify whether the notes have a buffer and/or Strike Level.

The appreciation potential of the notes will be limited to the Maximum Total Return, if applicable.

       If the notes are subject to a Maximum Total Return, the appreciation potential of the notes will be limited to the Maximum Total Return. Any applicable Maximum Total Return will be a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return for the notes, the appreciation potential of the notes will be limited to that Maximum Total Return even if the Basket Return multiplied by the upside leverage factor is greater than the Maximum Total Return.

The Basket Components may not be equally weighted.

       Unless otherwise specified in the relevant terms supplement, the Basket is composed of up to thirteen components, each of which may have a different weight in determining the value of the Basket, depending on the Component Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Basket will consist of only six of the Basket Components and the Aluminum Weighting, the Copper Weighting, the Gold Weighting, the Lead Weighting, the Silver Weighting and the Zinc Weighting are 20%, 15%, 20%, 10%, 5% and 30%, respectively. Some of the Basket Components may have weightings of 0%, in which case they will not be included in the Basket. One consequence of such an unequal weighting of the Basket Components is that the same percentage change in two of the Basket Components may have different effects on the Basket Closing Level. For example, if the Aluminum Weighting is greater than the Copper Weighting, a 5% decrease in Aluminum will have a greater effect on the Basket Closing Level than a 5% decrease in Copper.

Changes in the value of the Basket Components may offset each other.

       Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed one or more of Aluminum, Copper, Crude Oil, Gold, GSCI® Agriculture, GSCI® Livestock, Lead, Natural Gas, Nickel, RBOB Gasoline, Silver and Zinc. Price movements in the Basket Components may not correlate with each other. At a time when the value of one or more of the Basket Components increases, the value of the other Basket Components may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Components, particularly if the Basket Components that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level or, if applicable, the Strike Level. You may lose some or all of your investment in the notes if the Ending Basket Level is lower than the Starting Basket Level or, if applicable, the Strike Level.

PS-9

The Basket may consist of only one Basket Component.

       In certain cases, only one Basket Component may compose the entire Basket. If there is only one Basket Component, that Basket Component will be weighted as 100% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the closing level of the single Basket Component, and changes in other Basket Components will have no effect on the Basket Closing Level.

An investment in the notes is subject to risks associated with the London Metal Exchange.

       Some of the Basket Components (Aluminum, Copper, Lead, Nickel and Zinc) are traded on the LME. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

       In addition, the LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any Basket Valuation Date, the official U.S. dollar cash buyer settlement prices per metric ton of each Basket Component and, consequently, the Basket Return, could be adversely affected.

An investment in the notes is subject to risks associated with the London Bullion Market Association.

       Some of the Basket Components (Gold and Silver) are traded on the LBMA. Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

       The closing prices of Gold and Silver will be determined by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold and Silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Owning the notes is not the same as owning the underlying commodities or certain other commodity-related contracts directly.

       The return on your notes will not reflect the return you would realize if you actually purchased the underlying commodities or exchange-traded or over-the-counter instruments based on any of the Basket Components. You will not have any rights that holders of such assets or instruments have.

PS-10

Secondary trading may be limited.

       Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

       J.P. Morgan Securities Inc. (“JPMSI”) may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Basket Level may be less than the Basket Closing Level at the maturity date of the notes or at other times during the term of the notes.

       Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates near the end of the term of the notes, the level of the Basket at the maturity date or at other times during the term of the notes, including dates near the Basket Valuation Date(s), could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket after the final Basket Valuation Date, if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date for the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Starting Basket Level (or Strike Level, if applicable), the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket, the Basket Components or contracts relating to the Basket Components for which there is an active secondary market.

The notes are not designed to be short-term trading instruments.

       The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

       Many economic and market factors will influence the value of the notes. We expect that, generally, the prices of the Basket Components on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility of the prices of the Basket Components (except for the GSCI® Agriculture and the GSCI® Livestock);

  the expected volatility of the GSCI® Agriculture and the GSCI® Livestock;

  the time to maturity of the notes;

  supply and demand trends for each of the Basket Components (except for the GSCI® Agriculture and the GSCI® Livestock);

PS-11

  the market price of the physical commodities upon which the futures contracts that compose the GSCI® Agriculture and the GSCI® Livestock are based or the exchange-traded futures contracts on such commodities;

  interest and yield rates in the market generally;

  economic, financial, political, regulatory or judicial events that affect the Basket Components, commodities markets generally or exchange traded futures contracts underlying the GSCI® Agriculture and the GSCI® Livestock, and which may affect the Basket Return; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

       You cannot predict the future performance of the Basket based on its historical performance. The value of the Basket may decrease such that you may not receive any return of your investment. For notes with a buffer, if the Ending Basket Level declines compared to the Starting Basket Level by more than the buffer amount, you will lose some or all of your investment at maturity. For notes without a buffer, if the Basket Return is negative, you will lose some or all of your investment at maturity.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of the notes.

       The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the GSCI® Agriculture and the GSCI® Livestock and, therefore, the value of your notes.

Some of the Basket Components are commodities; commodity prices are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity.

       A decrease in the price of any of the commodities included as Basket Components may have a material adverse effect on the value of the notes and your return on your investment in the notes. The commodities included as Basket Components are subject to the effect of numerous factors, certain of which are specific to the market for each such commodity, as discussed below.

       Aluminum

       The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials.

PS-12

       Copper

       The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

       Crude Oil

       The price of WTI light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

       Gold

       The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. It is not possible to predict the aggregate affect of these factors. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

PS-13

       Heating Oil

       The level of global industrial activity influences the demand for heating oil. In addition, the seasonal temperatures in countries throughout the world can heavily influence the demand for heating oil. Heating oil is generally used to fuel heat furnaces for buildings. Heat oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

       Lead

       The price of lead is primarily affected by the global demand for and supply of lead, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery industrial sector is particularly important to demand for lead given that the use of lead in the manufacture of batteries accounts for a significant percentage of world-wide lead demand. Growth in the production of batteries will drive lead demand. The power generation industrial sector is also important to demand for lead given that the use of lead in the manufacture of power generation units accounts for a significant percentage of world-wide lead demand. Additional applications of lead include gasoline additives, pigments, chemicals and crystal glass. Use in the manufacture of these products will also influence demand for lead. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of lead is widely spread around the world. The supply of lead is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. A critical factor influencing supply is the environmental and regulatory regimes of the countries in which lead is mined and processed.

       Natural Gas

       Natural gas is used primarily for residential and commercial heating and in the production of electricity. The level of global industrial activity influences the demand for natural gas. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry, in part because it burns more cleanly and has minimal impact on the environment. Many utilities, for example, have shifted away from coal or oil to natural gas to produce electricity. The demand for natural gas has also traditionally been cyclical, with higher demand during the months of winter and lower demand during the warmer summer months. In addition, the seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the Middle East, Europe, the former Soviet Union and Africa. In general, the supply of natural gas is based on competitive market forces: inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. Supplying natural gas in order to meet this demand, however, is dependent on a number of factors. These factors may be broken down into two segments: those factors that affect the short term supply and general barriers to increasing supply. In turn, factors that affect the short term supply are as follows: the availability of skilled workers and equipment, permitting and well development and weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). Similarly, the other more general barriers to the increase in supply of natural gas are: access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

       Nickel

       The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand.

PS-14

Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

       RBOB Gasoline

       The level of global industrial activity influences the demand for non-oxygenated gasoline. In addition, the demand has seasonal variations, which occur during “driving seasons” usually considered the summer months in North America and Europe. Non-oxygenated gasoline is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of non-oxygenated gasoline.

       Silver

       The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware.

       Zinc

       The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

The GSCI® Agriculture and the GSCI® Livestock may include contracts that are not traded on regulated futures exchanges.

       The commodity indices were originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). As described below, however, the commodity indices may include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In

PS-15

addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the commodity indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

 Higher future prices of commodities included in the GSCI® Agriculture and the GSCI® Livestock relative to their current prices may lead to a decrease in the payment at maturity of the notes.

       As the contracts that underlie the commodity indices come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” While many of the contracts included in the commodity indices have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, some of the commodities reflected in the indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which prices are higher in more distant delivery months than in nearer delivery months. Commodities may also fluctuate between backwardation and contango markets. The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the commodity indices and, accordingly, the amount payable at maturity of the notes.

 Changes in the composition and valuation of the GSCI® Agriculture and the GSCI® Livestock may adversely affect the market value and/or the payment at maturity of the notes.

       The composition of the commodity indices may change over time, as additional commodities satisfy the eligibility criteria or commodities currently included in the commodity indices fail to satisfy such criteria. The weighting factors applied to each commodity included in the commodity indices change annually, based on changes in commodity production statistics. In addition, S&P, in consultation with its Advisory Committee, may modify the methodology for determining the composition and weighting of the commodity indices and for calculating their value in order to assure that the commodity indices represent a measure of the performance over time of the markets for the underlying commodities. A number of modifications to the methodology for determining the contracts to be included in the commodity indices, and for valuing the commodity indices, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the market value and/or the payment at maturity for the notes.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

       While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

PS-16

The London Metal Exchange has no obligation to consider your interests.

       The LME is responsible for calculating the official U.S. dollar cash buyer settlement price per metric ton for Aluminum, Copper, Lead, Silver and Zinc. The LME may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per metric ton for any or all of these Basket Components. Any of these actions could adversely affect the value of the notes. The LME has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per metric ton for these Basket Components.

The New York Mercantile Exchange has no obligation to consider your interests.

       The NYMEX is responsible for calculating the official U.S. dollar cash buyer settlement prices per unit of measure for Crude Oil, Heating Oil, Natural Gas and RBOB Gasoline. The NYMEX may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per unit of measure for any or all of these Basket Components. Any of these actions could adversely affect the value of the notes. The NYMEX has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per unit of measure for these Basket Components.

The London Bullion Market Association has no obligation to consider your interests.

       The LBMA is responsible for calculating the official afternoon Gold fixing level in U.S. dollars per troy ounce and Silver fixing level in U.S. dollars per troy ounce. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon Gold fixing level in U.S. dollars per troy ounce and/or Silver fixing level in U.S. dollars per troy ounce. Any of these actions could adversely affect the value of the notes. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon Gold fixing level and/or the official Silver fixing level.

Standard & Poor’s has no obligation to consider your interests.

       Standard & Poor’s, a division of The McGraw Hill Companies (“S&P”) is responsible for calculating and maintaining the GSCI® Agriculture and the GSCI® Livestock. S&P can make methodological changes that could change the value of the GSCI® Agriculture and the GSCI® Livestock at any time and it has no obligation to consider your interests. S&P may discontinue or suspend calculation or dissemination of the GSCI® Agriculture and the GSCI® Livestock. If one or more of these events occurs, the calculation of the payment at maturity will be adjusted to reflect such event or events. Please refer to “The Basket—The GSCI® Indices.” Consequently, any of these actions could adversely affect market value and/or payment at maturity of the notes. S&P has no obligation to consider your interests in calculating or revising the methodology of the GSCI® Agriculture or the GSCI® Livestock.

We or our affiliates may have adverse economic interests to the holders of the notes.

       JPMSI and other affiliates of ours trade the individual Basket Components and other financial instruments related to the Basket Components on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Basket Components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Basket and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

       Additionally, we or one of our affiliates may currently or from time to time engage in trading activities related to the Basket Components. We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in prices of the Basket Components. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of the Basket Components.

       Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket or the Basket

PS-17

Components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

       We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

       JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the amount, if any, we will pay to you at maturity and the Basket Closing Level, including the returns and closing levels or ending index levels for all of the Basket Components. The calculation agent will also be responsible for determining whether a market disruption event has occurred and whether trading in one or more of the Basket Components has been discontinued on the LME, NYMEX or the LBMA, or whether either of the GSCI® Agriculture and GSCI® Livestock has been discontinued, and whether there has been a material change in the method of calculation of the GSCI® Agriculture or GSCI® Livestock. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

The GSCI® Agriculture and the GSCI® Livestock may be more volatile and susceptible to price fluctuations of commodities than a broader commodities index.

       The GSCI® Agriculture and the GSCI® Livestock may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the GSCI® Excess Return Index (“GSCI®“). In contrast to the GSCI®, which includes contracts on agricultural and livestock commodities and non-agricultural and non-livestock commodities as well, GSCI® Agriculture and the GSCI® Livestock are comprised of contracts on only a portion of the physical commodities that are actively traded. As a result, price volatility in the contracts included in the GSCI® will likely have a greater impact on the GSCI® Agriculture and the GSCI® Livestock than it would on the broader GSCI®, and the GSCI® Agriculture and the GSCI® Livestock individually will be more susceptible to fluctuations and declines in value of the commodities included in the GSCI® Agriculture and the GSCI® Livestock, respectively. In addition, because the GSCI® Agriculture and the GSCI® Livestock omit principal market sectors comprising the GSCI®, it may be less representative of the economy and commodity markets as a whole and might therefore not serve as a reliable benchmark for commodity market performance generally.

The GSCI® Agriculture and GSCI® Livestock will likely underperform a cash purchase of the underlying commodities, potentially by a significant amount.

       Because GSCI® Agriculture and the GSCI® Livestock are made up of futures contracts, there will be a cost to “rolling” the contracts forward as the GSCI® Agriculture and the GSCI® Livestock sell the current contracts and then adding the next month’s contracts. As the underlyings tend to have positively sloping forward curves, commonly known as “contango”, the GSCI® Agriculture and the GSCI® Livestock will experience a negative drag when the relevant index sells a cheaper contract, and purchases a more expensive contract. As a result, we expect that the GSCI® Agriculture and the GSCI® Livestock will likely underperform a direct investment in a similarly weighted basket of their underlying commodities over the term of the notes.

Market disruptions may adversely affect your return.

       The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

PS-18

The tax consequences of an investment in the notes are unclear.

       There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Non-U.S. Holders should note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfy the applicable documentation requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 70-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

       If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

PS-19

USE OF PROCEEDS

       Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes. Unless otherwise specified in the relevant terms supplement, these commissions will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

       On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Basket Components, or in instruments whose value is derived from the Basket Components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially affect the Basket Return and thus the value of your notes, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or to avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components or in instruments whose value is derived from the Basket Components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the notes, we cannot assure you that these activities will not have such an effect.

       We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

PS-20

THE BASKET

       All information regarding the Basket set forth in this product supplement no. 70-I has been derived from publicly available information. Information related to the commodities futures contracts which trade on the London Metal Exchange (the “LME”), the New York Mercantile Exchange (the “NYMEX”) or the London Bullion Market Association (the “LBMA”) reflects the policies of, and is subject to change by, the LME, the NYMEX, or the LBMA, as applicable. We make no representation or warranty as to the accuracy or completeness of such information.

       The Basket consists of up to thirteen components (each a “Basket Component” and, together, the “Basket Components”) — Aluminum, Copper, Lead and Zinc, which trade on the LME, and Gold and Silver, which trade on the LBMA, Crude Oil, Heating Oil, Natural Gas and RBOB Gasoline, which trade on the NYMEX and GSCI® Agriculture and GSCI® Livestock, which are sub-indices of the GSCI® Commodity Index. Each of the thirteen Basket Components is weighted in the Basket as specified in the relevant terms supplement.

       We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The Basket Components

       The official settlement price or fixing level for eleven of the potential Basket Components will be determined as described below.

  Aluminum — The official U.S. dollar cash buyer settlement price of Aluminum is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOAHDY.” The official U.S. dollar cash buyer settlement price of Aluminum is determined by reference to the LME’s “High Grade Primary Aluminum Contract.”

  Copper — The official U.S. dollar cash buyer settlement price of Copper is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOCADY.” The official U.S. dollar cash buyer settlement price of Copper is determined by reference to the LME’s “Copper—Grade A Contract.”

  Crude Oil — The official U.S. dollar cash buyer settlement price of Crude Oil is the official U.S. dollar cash buyer settlement price (expressed in dollars per barrel) of the first nearby WTI light sweet crude oil futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol CL1.

  Gold — The official afternoon fixing level in U.S. dollars per troy ounce quoted by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM.”

  Heating Oil — The official U.S. dollar cash buyer settlement price of Heating Oil is the official U.S. dollar cash buyer settlement price (expressed in dollars per gallon) of the first nearby fungible No. 2 heating oil futures contract, quoted by the NYMEX and displayed on Bloomberg under the symbol HO2.

  Lead — The official U.S. dollar cash buyer settlement price of Lead is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOPBDY.” The official U.S. dollar cash buyer settlement price of Lead is determined by reference to the LME’s “Standard Lead Contract.”

PS-21

  Natural Gas — The official U.S. dollar cash buyer settlement price of Natural Gas is the official U.S. dollar cash buyer settlement price (expressed in dollars per Million British Thermal Units) of the first nearby Henry Hub natural gas futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol NG1.

  Nickel — The official U.S. dollar cash buyer settlement price of Nickel is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LONIDY.” The official U.S. dollar cash buyer settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

  RBOB Gasoline — The official U.S. dollar cash buyer settlement price of RBOB Gasoline is the official U.S. dollar cash buyer settlement price (expressed in dollars per gallon) of the first nearby non-oxygenated blendstock gasoline futures contract, quoted by NYMEX and displayed on Bloomberg under the symbol XB2.

  Silver — The official fixing level in U.S. dollars per troy ounce as determined by the market making members of the LBMA at 12:00 p.m. each business day and quoted by the LBMA and displayed on Bloomberg under the symbol “SLVRLN.”

  Zinc — The official U.S. dollar cash buyer settlement price of Zinc is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOZSDY.” The official U.S. dollar cash buyer settlement price of Zinc is determined by reference to the LME’s “Special High Grade Zinc Contract.”

       For information regarding how the Basket will be calculated if one or more of the settlement prices or fixing levels of the above-mentioned Basket Components is not calculated by the LME, NYMEX or the LBMA or published by Bloomberg, see “Discontinuation of trading on the LME, NYMEX or the LBMA in the Basket Components; Alteration of Method of Calculation” below.

       The level of GSCI® Agriculture will be determined by reference to the GSCI® Agriculture Excess Return Index as quoted on Bloomberg under ticker GSCAGER, and the closing level of GSCI® Livestock will be determined by reference to the GSCI® Livestock Excess Return Index as quoted on Bloomberg under ticker GSLVER (each a “GSCI Index” and together the “GSCI Indices”). At some point in the near future, the GSCI® Agriculture Excess Return Index and the GSCI® Livestock Excess Return Index may be published on Bloomberg under different names.  However, the change in name should not have any material effect on the indices. For more information on the GSCI® Agriculture Excess Return Index and the GSCI® Livestock Excess Return Index, please see “The GSCI® Indices” below.

 The London Metal Exchange (“LME”)

       The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 15, 27 and 63 months forward (depending on the commodity). Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

PS-22

       The LME is not a cash-cleared market. Both interoffice and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

       The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:15 p.m. and from 3:10 to 4:35 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’ trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

       Copper and tin have traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel, tin and zinc.

 The New York Mercantile Exchange (“NYMEX”)

       The NYMEX was established in 1872 as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. It is now the largest exchange in the world for the trading of energy futures and options contracts, including contracts for crude oil, non-oxygenated gasoline, heating oil and natural gas. It is also a leading North American exchange for the trading of platinum group metals and other precious metals contracts. The NYMEX conducts trading in its futures contracts through an open-outcry trading floor during the trading day and after hours through an internet-based electronic platform. The establishment of energy futures on the NYMEX occurred in 1979, with the introduction of heating oil futures contracts. The NYMEX opened trading in leaded gasoline futures in 1981, followed by the crude oil futures contract in 1983 and unleaded gasoline futures in 1984.

The London Bullion Market Association

       The London Gold Bullion Market

       The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

       Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

       Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

PS-23

       The London Silver Market

       The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The principal representatives body of the London silver market is the LBMA.

       At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

       Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

       The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. dollars per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this product supplement.

No Relationship between the LME, the NYMEX, or the LBMA and J.P. Morgan Chase & Co.

       The notes are not sponsored, endorsed, sold or promoted by the LME, the NYMEX, or the LBMA. The LME, the NYMEX, and the LBMA make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The LME, the NYMEX, and the LBMA have no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining or implementing its business practices. The LME, the NYMEX, and the LBMA are not responsible for and have not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. The LME, the NYMEX, and the LBMA have no obligation or liability in connection with the administration, marketing or trading of the notes.

       THE LME, THE NYMEX, AND THE LBMA DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE COMMODITIES WHICH MAY COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, THE NYMEX, OR THE LBMA AND THE LME, THE NYMEX, AND THE LBMA SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LME, THE NYMEX, AND THE LBMA MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, THE NYMEX, OR THE LBMA. THE LME, THE NYMEX, AND THE LBMA MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, THE NYMEX, OR THE LBMA. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LME, THE NYMEX, OR THE LBMA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

       THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LME, THE NYMEX, OR THE LBMA AND THE LME, THE NYMEX, AND THE LBMA MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

PS-24

Discontinuation of trading on the LME, the NYMEX, or the LBMA in the Basket Components; Alteration of Method of Calculation

       If the LME, the NYMEX, or the LBMA discontinues trading in any of the Basket Components, the calculation agent may, in its sole discretion, replace such commodity with another commodity, whose price is quoted on the LME, the NYMEX, the LBMA or any other exchange, that the calculation agent, in its sole discretion, determines to be comparable to the discontinued commodity. The calculation agent may also, in its sole discretion, change the percentage weight of the remaining commodities in the Basket if the calculation agent determines, in its sole discretion, that such change will result in a comparable basket. (In either case, such basket being referred to herein as a “successor basket,” or, if the Basket consists of only one Basket Component, a “successor Basket Component.”) Any Basket Closing Level will be determined by reference to the level of such successor basket or successor Basket Component, as applicable, at the close of trading on the LME, the NYMEX, the LBMA or any other relevant exchange or market for the successor basket or successor Basket Component, as applicable, on such Basket Valuation Date.

       Upon any selection by the calculation agent of a successor basket or successor Basket Component, as applicable, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If the LME, the NYMEX, or the LBMA discontinues trading in any of the Basket Components prior to, and such discontinuation is continuing on, any Basket Valuation Date and the calculation agent determines, in its sole discretion, that no successor basket or, if there is only one Basket Component, successor Basket Component is available at such time, or the calculation agent has previously selected a successor basket or successor Basket Component, as applicable, and trading of any of the Basket Components then included in such successor basket or successor Basket Component, as applicable, is discontinued prior to, and discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the Basket Closing Level for such date; provided that, if the calculation agent determines that no successor basket or successor Basket Component, as applicable, exists, the Basket Closing Level will be the closing level that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m. New York City time on the date following the relevant Basket Valuation Date.

       Notwithstanding these alternative arrangements, discontinuation of trading on the LME or the LBMA in any of the Basket Components may adversely affect the value of the notes.

       If at any time the method of calculating the price of the Basket Components or the commodities composing any successor basket or successor Basket Component, as applicable, is changed in a material respect by the LME, the NYMEX, the LBMA or any other relevant exchange, or if the reporting thereof is in any other way modified so that such price does not, in the opinion of the calculation agent, fairly represent the value of the Basket as described herein, the calculation agent shall, at the close of business in New York City on each day on which the Basket Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of the Basket. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

 The GSCI® Indices

       The GSCI® Agriculture and the GSCI® Livestock (each a “Sub-Index” and together the “Sub-Indices”) are two Basket Components. Each of the Sub-Indices is a constituent of the larger Goldman Sachs Commodity Index® (“GSCI®”). The GSCI® and the Sub-Indices are published by Standard & Poor’s, a division of The McGraw-Hill Companies (“S&P”) and are determined, composed and calculated by S&P without regard to the notes.

PS-25

       The Sub-Indices reflect the excess returns that are potentially available through an unleveraged investment in the futures contracts relating to the various components of the GSCI®. Since the GSCI® is the parent index of the Sub-Indices, the methodology for compiling the GSCI® relates as well to the methodology of compiling the Sub-Indices.

       The GSCI® is a proprietary index that Goldman, Sachs & Co. (“Goldman, Sachs”) developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with S&P by which GS Group sold to S&P all of the rights of Goldman, Sachs in the GSCI® and all related indices and sub-indices, as well as certain intellectual property related to the GSCI®. According to publicly available information, as of that date, Goldman, Sachs no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology, except that Goldman, Sachs will provide S&P with certain support services during the limited transition period. However, all decisions with respect to the indices will be made, and the related actions will be taken, solely by S&P. Goldman, Sachs will have no control over any matters related to the Indices.

       It is expected that at some point in the near future the GSCI® and possibly the Sub-Indices will be published under different names. However, the closing of the sale, and the change in name of the GSCI® and the Sub-Indices, should not have any material effect on the GSCI® and the Sub-Indices or the terms or value of the notes.

       As of February 14th, 2007, the GSCI® Agriculture comprised 13.32% of the total GSCI®. In turn, as of that date, 22.30% of the value of GSCI® Agriculture was determined by the futures contracts for wheat, 8.11% of the value was determined by futures contracts for red wheat, 30.78% was determined by futures contracts for corn, 14.86% was determined by futures contracts for soybeans, 6.61% was determined by futures contracts for cotton, 9.83% was determined by futures contracts for sugar, 5.78% was determined by futures contracts for coffee and 1.73% was determined by futures contracts for cocoa.

       As of February 14th, 2007, the GSCI® Livestock comprised 5.33% of the total GSCI®. In turn, as of that date, 56.85% of the value of GSCI® Livestock was determined by the futures contracts for live cattle, 11.81% of the value was determined by futures contracts for feeder cattle, and 31.14% was determined by futures contracts for lean hogs.

       The GSCI® was established in May 1991. The value of the Sub-Indices on any given day reflects:

  the price levels of the contracts included in the Sub-Index (which represents the value of the Sub-Index), and the “contract daily return,” which is the percentage change in the total dollar weight of the Sub-Index from the previous day to the current day.

       The GSCI® is an index on a world-production weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The GSCI® is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the GSCI® are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the GSCI® are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Advisory Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the GSCI® are intended generally to correlate with changes in the prices of such physical commodities in global markets. The GSCI® has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the GSCI®, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

       Set forth below is a summary of the composition of and the methodology used to calculate the GSCI® and the Sub-Indices as of the date of this product supplement. The methodology for determining the composition and weighting of the GSCI® and for calculating its value is subject to modification in a manner consistent with the purposes of the GSCI®, as described below. S&P makes the official calculations of the GSCI® and the Sub-Indices. S&P makes the official calculations of the GSCI®. At present, these calculations are performed continuously and are reported on Reuters Page GSCI® with respect to the GSCI® and are updated on Reuters at least once every three minutes during business hours on each GSCI® business day.

PS-26

       In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the GSCI® and its sub-indices has been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the GSCI® methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading plat form. S&P, in consultation with its advisory committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the GSCI® methodology, in advance of their effectiveness.

The Advisory Committee

       S&P has established an Advisory Committee to assist it in connection with the operation of the GSCI®. The Advisory Committee meets on a regular basis and at other times upon the request of S&P. The principal purpose of the Advisory Committee is to advise S&P with respect to, among other things, the calculation of the GSCI®, the effectiveness of the GSCI® as a measure of commodity futures market performance and the need for changes in the composition or in the methodology of the GSCI®. The Advisory Committee acts solely in an advisory and consultative capacity; all decisions with respect to the composition, calculation and operation of the GSCI® are made by S&P.

       The Advisory Committee meets on a regular basis, once during each year. Prior to the meeting, S&P determines the commodities to be included in the GSCI® for the following calendar year, as well as the weighting factors for each commodity. The Advisory Committee members receive the proposed composition of the GSCI® in advance of the meeting and discuss the composition at the meeting. S&P also consults the Advisory Committee on any other significant matters with respect to the calculation or operation of the GSCI®. The Advisory Committee may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the GSCI

       In order to be included in the GSCI®, a contract must satisfy the following eligibility criteria:

  The contract must be in respect of a physical commodity and not a financial commodity.

  In addition, the contract must:

    have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

    at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

       From January 2007, the trading facility on which the contract trades must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations (defined below) included in the GSCI® that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods (defined below).

       The commodity must be the subject of a contract that:

  is denominated in U.S. dollars; and

  is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

    makes price quotations generally available to its members or participants (and, if S&P is not such a member or participant, to S&P) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

    makes reliable trading volume information available to S&P with at least the frequency required by S&P to make the monthly determinations;

    accepts bids and offers from multiple participants or price providers; and

    is accessible by a sufficiently broad range of participants.
PS-27

       With respect to inclusion on each Sub-Index, a contract must be in respect to the physical commodity that is described by that specific index.

       The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the GSCI®. In appropriate circumstances, however, S&P, in consultation with the Advisory Committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

       At and after the time a contract is included in the GSCI®, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if S&P is not such a member or participant, to S&P) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

       For a contract to be eligible for inclusion in the GSCI®, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

       A contract that is:

  Not included in the GSCI® at the time of determination and that is based on a commodity that is not represented in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

  A contract that is already included in the GSCI® at the time of determination and that is the only contract on the relevant commodity included in the GSCI® must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

  A contract that is not included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to be added to the GSCI® at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized of at least U.S. $30 billion.

  A contract that is already included in the GSCI® at the time of determination and that is based on a commodity on which there are one or more contracts already included in the GSCI® at such time must, in order to continue to be included in the GSCI® after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

PS-28

       A contract that is:

  already included in the GSCI® at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the GSCI® and each contract’s percentage of the total is then determined.

  A contract that is not included in the GSCI® at the time of determination must, in order to be added to the GSCI® at such time, have a reference percentage dollar weight of at least 0.75% (or at least 1.0% from January 2007).

  In the event that two or more contracts on the same commodity satisfy the eligibility criteria, such contracts will be included in the GSCI® in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the GSCI® attributable to such commodity exceeding a particular level.

  If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the GSCI® attributable to it at the time of determination. Subject to the other eligibility criteria relating to the composition of the GSCI®, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the GSCI® attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the GSCI® attributable to it.

       The contracts currently included in the GSCI® are all futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the International Petroleum Exchange (“IPE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Coffee, Sugar & Cocoa Exchange, Inc. (“CSC”), the New York Cotton Exchange (“NYC”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”).

       The quantity of each of the contracts included in the GSCI® is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, S&P, in consultation with its advisory committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

       The five-year moving average is updated annually for each commodity included in the GSCI®, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the GSCI® are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity. However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

PS-29

       In addition, S&P performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the GSCI® is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the GSCI® to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the GSCI® will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, S&P reevaluates the composition of the GSCI®, in consultation with the Advisory Committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the GSCI®. Commodities included in the GSCI® which no longer satisfy such criteria, if any, will be deleted.

       S&P, in consultation with the Advisory Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the GSCI® are necessary or appropriate in order to assure that the GSCI® represents a measure of commodity market performance. S&P has the discretion to make any such modifications, in consultation with the Advisory Committee.

Contract Expirations

       Because the GSCI® comprises actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI® for each commodity during a given year are designated by S&P, in consultation with the Advisory Committee, provided that each such contract must be an “active contract.” An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

       If a trading facility deletes one or more contract expirations, the GSCI® will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P. If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI®. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, S&P will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Value of the GSCI

       The value of the GSCI® on any given day is equal to the total dollar weight of the GSCI® divided by a normalizing constant that assures the continuity of the GSCI® over time. The total dollar weight of the GSCI® is the sum of the dollar weight of each of the underlying commodities.

       The dollar weight of each such commodity on any given day is equal to:
  the daily contract reference price,

  multiplied by the appropriate CPWs, and

  during a roll period, the appropriate “roll weights” (discussed below).

       The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition,

PS-30

if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 p.m. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant GSCI® calculation.

Contract Daily Return

       The contract daily return on any given day is equal to the sum, for each of the commodities included in the GSCI®, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the GSCI® on the preceding day, minus one.

       The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the GSCI® is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the GSCI® also takes place over a period of days at the beginning of each month (referred to as the “roll period”). On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the GSCI® is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

       If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

  no daily contract reference price is available for a given contract expiration;

  any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

  the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 p.m., New York City time. In that event, S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, S&P will revise the portion of the roll accordingly; or

  trading in the relevant contract terminates prior to its scheduled closing time.

       If any of these conditions exist throughout the roll period, the roll with respect to the affected contract, will be effected in its entirety on the next day on which such conditions no longer exist.

Calculation of the Sub-Indices

       The value of any of the Sub-Indices on any GSCI® business day is equal to the product of (1) the value of the underlying futures contracts on the immediately preceding GSCI® business day multiplied by (2) one plus the contract daily return of the applicable Sub-Index on the GSCI® business day on which the calculation is made.

Information

       All information contained herein relating to the GSCI® and each of the Sub-Indices, including their make-up, method of calculation, changes in its components and historical performance, has been derived from publicly available information.

       The information contained herein with respect to each of the Sub-Indices and the GSCI® reflects the policies of and is subject to change by the S&P.

PS-31

       Current information regarding the market value of the Sub-Indices is available from S&P and from numerous public information sources. We make no representation that the publicly available information about the Sub-Indices is accurate or complete.

License Agreement with Standard & Poor’s

       We and our affiliates currently have a non-exclusive license from Goldman, Sachs to use the GSCI® and the Sub-Indices in connection with the offered notes. Effective February 8, 2007 Goldman, Sachs completed a transaction with Standard and Poor’s by which all rights in the GSCI® and Sub-Indices were sold to Standard & Poor’s. We and our affiliates expect to enter into a non-exclusive license from S&P to use the GSCI® and the Sub-Indices in connection with the offered notes on or about May 8, 2007.

       THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P. S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE GSCI® OR THE SUB-INDICES TO TRACK GENERAL STOCK MARKET PERFORMANCE, THE PERFORMANCE OF THE GENERAL COMMODITY MARKET, OR THE PERFORMANCE OF SPECIFIC COMMODITIES. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE GSCI® AND THE SUB-INDICES WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE GSCI® OR THE SUB-INDICES. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

       S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® OR THE SUB-INDICES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES , REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE GSCI® OR THE SUB-INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE GSCI® OR THE SUB-INDICES OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

 Discontinuation of GSCI® Agriculture; Alteration of Method of Calculation

       If S&P discontinues publication of the GSCI® Agriculture and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued GSCI® Agriculture (such index being referred to herein as a “Agriculture successor index”), then any GSCI® Agriculture closing level will be determined by reference to the level of such Agriculture successor index at the close of trading on the relevant exchange or market of the successor index last to close on each relevant Index Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

       Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the GSCI® Agriculture prior to, and such discontinuation is continuing on, an Index Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no Agriculture successor index is available at such time, or the calculation agent has previously selected a Agriculture successor index and publication of such Agriculture successor index is discontinued prior to, and such discontinuation is continuing on, such Underlying Valuation Date or other relevant date, then the

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calculation agent will determine the GSCI® Agriculture closing level for such date. The GSCI® Agriculture closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the GSCI® Agriculture last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most recently composing the GSCI® Agriculture. Notwithstanding these alternative arrangements, discontinuation of the publication of the GSCI® Agriculture may adversely affect the value of the notes.

       If at any time the method of calculating the GSCI® Agriculture or a Agriculture successor index, or the level thereof, is changed in a material respect, or if the GSCI® Agriculture or a Agriculture successor index is in any other way modified so that the GSCI® Agriculture or such Agriculture successor index does not, in the opinion of the calculation agent, fairly represent the level of the GSCI® Agriculture or such Agriculture successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the GSCI® Agriculture closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the GSCI® Agriculture or such Agriculture successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the GSCI® Agriculture closing level with reference to the GSCI® Agriculture or such Agriculture successor index, as adjusted. Accordingly, if the method of calculating the GSCI® Agriculture or a Agriculture successor index is modified so that the level of the GSCI® Agriculture or such Agriculture successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of the GSCI® Agriculture or such Agriculture successor index in order to arrive at a level of the GSCI® Agriculture or such Agriculture successor index as if there had been no such modification.

Discontinuation of GSCI® Livestock; Alteration of Method of Calculation

       If S&P discontinues publication of the GSCI® Livestock and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued GSCI® Livestock (such index being referred to herein as a “Livestock successor index”), then any GSCI® Livestock closing level will be determined by reference to the level of such Livestock successor index at the close of trading on the relevant exchange or market of the successor index last to close on each relevant Index Valuation Date or other relevant date or dates as set forth in the applicable terms supplement.

       Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

       If S&P discontinues publication of the GSCI® Livestock prior to, and such discontinuation is continuing on, an Index Valuation Date or other relevant date as set forth in the applicable terms supplement, and the calculation agent determines, in its sole discretion, that no Livestock successor index is available at such time, or the calculation agent has previously selected a Livestock successor index and publication of such Livestock successor index is discontinued prior to, and such discontinuation is continuing on, such Underlying Valuation Date or other relevant date, then the calculation agent will determine the GSCI® Livestock closing level for such date. The GSCI® Livestock closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the GSCI® Livestock last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant futures contracts has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each futures contract most

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recently composing the GSCI® Livestock. Notwithstanding these alternative arrangements, discontinuation of the publication of the GSCI® Livestock may adversely affect the value of the notes.

       If at any time the method of calculating the GSCI® Livestock or a Livestock successor index, or the level thereof, is changed in a material respect, or if the GSCI® Livestock or a Livestock successor index is in any other way modified so that the GSCI® Livestock or such Livestock successor index does not, in the opinion of the calculation agent, fairly represent the level of the GSCI® Livestock or such Livestock successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the GSCI® Livestock closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the GSCI® Livestock or such Livestock successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the GSCI® Livestock closing level with reference to the GSCI® Livestock or such Livestock successor index, as adjusted. Accordingly, if the method of calculating the GSCI® Livestock or a Livestock successor index is modified so that the level of the GSCI® Livestock or such Livestock successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of the GSCI® Livestock or such Livestock successor index in order to arrive at a level of the GSCI® Livestock or such Livestock successor index as if there had been no such modification.

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GENERAL TERMS OF THE NOTES

Calculation Agent

       JPMSI will act as the calculation agent. The calculation agent will determine, among other things the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the payment at maturity, if any, on the notes and the Basket Closing Level on any Basket Valuation Date, including the returns and closing levels or ending index levels for the Basket Components. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of trading on the LME, NYMEX or the LBMA with respect to any Basket Component, or whether either of the GSCI® Agriculture and GSCI® Livestock has been discontinued, and whether there has been a material change in the method of calculation of the GSCI® Agriculture or GSCI® Livestock. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

       The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the maturity date.

       All calculations with respect to the Ending Basket Level, the Strike Level, if applicable, the Basket Return (including the Aluminum Return, the Copper Return, the Crude Oil Return, the Gold Return, the Heating Oil, GSCI® Agriculture Return, the GSCI® Livestock Return, the Lead Return, the Natural Gas Return, the Nickel Return, the Silver Return, the RBOB Gasoline Return and the Zinc Return) and the official U.S. dollar cash buyer settlement price of each Basket Component on the pricing date will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

       Certain events may prevent the calculation agent from calculating the Basket Closing Level on any Basket Valuation Date and, consequently, the Basket Return or the amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

       With respect to the LME, the NYMEX, the LBMA, or any other relevant exchange and each of the Basket Components other than the GSCI® Agriculture and the GSCI® Livestock, a “market disruption event” means:

  a suspension, absence or material limitation of trading in (i) such Basket Component on its relevant exchange, as determined by the calculation agent, or (ii) futures or options contracts relating to such Basket Component on the relevant exchange for those contracts, as determined by the calculation agent;

  any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, such Basket Component on its relevant exchange, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such Basket Component on its relevant exchange;

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  the closure on any day of the relevant exchange for such Basket Component on a scheduled trading day prior to the scheduled weekday closing time of such relevant exchange (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant exchange on such scheduled trading day for such relevant exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such relevant exchange;

  any scheduled trading day on which (i) the relevant exchange for such Basket Component or (ii) the relevant exchanges or quotation systems, if any, on which futures or options contracts on such Basket Component are traded, fails to open for trading during its regular trading session;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement, the following events will not be market disruption events:

  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant exchange; or

  a decision to permanently discontinue trading in the futures or options contracts relating to a Basket Component.

However, the failure of Bloomberg Financial Markets to announce or publish the relevant official settlement price or fixing level specified in this product supplement no. 70-I for the relevant Basket Component will constitute a market disruption event.

       For this purpose, an “absence of trading” on the relevant exchange on which futures or options contracts related to a Basket Component are traded will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

       In contrast, a suspension or limitation of trading in a Basket Component, or futures or options contracts related to a Basket Component, if available, on their relevant exchanges, by reason of any of:

  a price change exceeding limits set by such relevant exchange,

  an imbalance of orders, or

  a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

       “Relevant exchange” means, with respect to each Basket Component (other than the GSCI® Agriculture and the GSCI® Livestock), the LME, NYMEX, the LBMA or any primary exchange or market of trading related to such Basket Component or any successor basket or successor Basket Component, or any futures or options contracts relating to such Basket Component or any such successor basket or successor Basket Component.

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       With respect to the GSCI® Agriculture Excess Return Index and the GSCI® Livestock Excess Return Index (each a “Sub-Index” and together the “Sub-Indices”), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means each of the following:

  the termination or suspension of, or material limitation or disruption in the trading of any exchange-traded commodity futures contract then underlying such Sub-Index; or

  the settlement price of any exchange-traded commodity futures contract underlying such Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

  the settlement price is not published for any individual reference contract underlying such Sub-Index;

in each case as determined by the calculation agent in its sole discretion; and

  a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

       With respect to the Sub-Indices, a limitation on the hours or number of days of trading will not constitute a market disruption event if the limitation results from an announced change in the regular business hours of the relevant exchange or market.

       “Relevant exchange” means, with respect to GSCI® Agriculture Excess Return Index and the GSCI® Livestock Excess Return Index, any organized exchange or market of trading for any futures contract (or any combination thereof) then included in such Sub-Index or the relevant successor index.

Events of Default

       Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

       Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the final Basket Valuation Date. If the notes have more than one Basket Valuation Date, then, for each Basket Valuation Date scheduled to occur after the date of acceleration, the business days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement.

       If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

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Modification

       Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

       The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

       The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

       The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

       Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

       The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

       Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

       The notes will be governed by and interpreted in accordance with the laws of the State of New York.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

       This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

  one of certain financial institutions;

  a tax-exempt organization;

  a dealer in securities or foreign currencies;

  a “regulated investment company” as defined in Code Section 851;

  a “real estate investment trust” as defined in Code Section 856;

  a person holding the notes as part of a hedging transaction, straddle, conversion transaction, or integrated transaction, or entering into a “constructive sale” with respect to the notes;

  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  a trader in securities or foreign currencies who elects to apply a mark-to-market method of tax accounting; or

  a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

       This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. If you are considering the purchase of notes, you are urged to consult your own tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

       The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.

       We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. Irrespective of the opinion received from Davis Polk & Wardwell, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Basket and not as debt instruments, unless otherwise indicated.

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Tax Consequences to U.S. Holders

       You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    Tax Treatment of the Notes

       Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange as described below.

       Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Such gain or loss should be long-term capital gain or loss if you have held the note for more than one year at such time. The deductibility of capital losses, however, is subject to limitations.

    Possible Alternative Tax Treatments of an Investment in the Notes

       Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization of the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In such event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you may not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

       Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. Accordingly, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes.

Tax Consequences to Non-U.S. Holders

       You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

  a nonresident alien individual;

  a foreign corporation; or

  a foreign estate or trust.

PS-40

       You are not a Non-U.S. Holder if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

       If you are a Non-U.S. Holder of the notes and if the characterization of your purchase and ownership of the notes as an open transaction is respected, any payments on the notes should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if such gain is effectively connected with your conduct of a trade or business in the United States.

       If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described in the next paragraph has been fulfilled and neither the payments on the notes nor any gain realized on a sale, exchange or other disposition of notes is effectively connected with your conduct of a trade or business in the United States. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have fulfilled the certification requirement described in the next paragraph.

       The certification requirement referred to in the preceding paragraph will be fulfilled if you, as the beneficial owner of notes, certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

       If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you are urged to consult your own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

       You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the second preceding paragraph. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Federal Estate Tax

       Individual Non-U.S. Holders, and entities the property of which is potentially includible in such individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. Such individuals and entities are urged to consult their own tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

       THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PS-41

UNDERWRITING

       Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), as amended and supplemented from time to time, each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

       We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

       JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

       In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

       No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 70-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 70-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

       Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 70-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-42

       The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

       The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

       The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 70-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

       The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

       The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 70-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

       Neither this product supplement no. 70-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 70-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

       Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-43

BENEFIT PLAN INVESTOR CONSIDERATIONS

       A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

       Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

       Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

       Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

       Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

       Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-44